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                                                                     Exhibit 8.2

               [MORRISON & FOERSTER LLP LETTERHEAD APPEARS HERE]


                               November 12, 1997


Infinity Financial Technology, Inc.
640 Clyde Court
Mountain View, California 94043-2239


Re: MERGER AMONG SUNGARD DATA SYSTEMS, INC., INFORMATION DATA INC. AND INFINITY FINANCIAL TECHNOLOGY, INC.

Ladies and Gentlemen:

     We have acted as special counsel to Infinity Financial Technology, Inc., a Delaware corporation (the "Company") in connection with its acquisition by SunGard Data Systems Inc., a Delaware corporation ("SunGard"), pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 17, 1997 (the "Agreement"), by and among SunGard, Information Data Inc., a Delaware corporation and wholly-owned subsidiary of SunGard ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will merge into and with the Company, with the Company surviving (the "Merger"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement or in the certificates relevant to this opinion delivered to Morrison & Foerster LLP and Cooley Godward LLP by (i) the respective managements of SunGard and the Company and (ii) certain holders of Company Common Stock (collectively, the "Certificates of Representations").

     You have requested our opinion as to certain federal income tax matters regarding the Merger. This opinion is solely for the benefit of the Company and the holders of Company Common Stock ("Company Stockholders") and may not be relied upon or provided to any other party, including, but not limited to, SunGard, its stockholders, and/or holders of options for shares of Company Common Stock, without our express written consent.

     In our capacity as special counsel to the Company with respect to the Merger and for purposes of rendering this opinion, we have examined and relied upon the following, with your consent: (i) the Agreement; (ii) the Certificates of Representations; (iii) the Registration Statement on Form S-4 (the "Registration Statement"), which was filed with the Securities and Exchange Commission on November 12, 1997, and which includes the Prospectus of SunGard and Proxy Statement of the Company relating to the Agreement; (iv) an opinion of special counsel received by SunGard and Merger Sub from Cooley Godward LLP; and
(v) such other documents that we considered relevant to
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Infinity Financial Technology, Inc.
November 12, 1997
Page Two


our analysis. We have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such documents (including the assumption that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement and in accordance with laws of Delaware). In our examination of such documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     Furthermore, our opinion is based on our understanding of the facts as represented to us in the Certificates of Representations. We have also assumed that all representations contained in the Agreement, as well as those representations contained in the Certificates of Representations are, and at the Effective Time will be, true and complete in all material respects. We have not undertaken any independent inquiry into or verification of these facts either in the course of our representation of the Company or for the purposes of rendering this opinion. While we have reviewed such representations to ensure that they appear reasonable, we have no assurance that these expectations will ultimately prove to be accurate. To the extent the facts differ from those relied on and assumed herein, our opinion should not be relied upon.

     The conclusions expressed herein represent our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusions expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth below, and does not address any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     No opinion is expressed as to any transaction other than the Merger as described in the Registration Statement or as to any transaction whatsoever, including the Merger,
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Infinity Financial Technology, Inc.
November 12, 1997
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if all the transactions described in the Registration Statement are not consummated in accordance with such description or the terms of the Agreement without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true, correct and complete at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     On the basis of, and subject to the foregoing, we are of the opinion that:

     (1) The Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code; and

     (2) The discussion under the caption "Certain Federal Income Tax Considerations" in the Registration Statement provides the material United States federal income tax consequences to SunGard, the Company and Company Stockholders if the Merger is effected according to the terms of the Agreement.

     We hereby consent to the use of this opinion in the Registration Statement and the reference to us therein under the caption "Certain Federal Income Tax Considerations" and "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.


                              Very truly yours,


                              /s/ Morrison & Foester LLP